Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made and entered into as of April 25, 2012, by and between Acadia Management Company, Inc., a Delaware corporation (the “Company”), and Norman K. Carter, III (“Executive”).

RECITALS

A. Executive and the Company entered into that certain Employment Agreement dated as of March 29, 2011 (the “Agreement”).

B. Executive and the Company desire to modify the Agreement pursuant to the terms of this Amendment.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms not defined in this Amendment shall have the meanings given to such terms in the Agreement.

2. Non-Compete; Non-Solicit. Sections 7(a) and 7(b) of the Agreement are hereby deleted in their entirety and replaced with the following.

(a)	Non-Compete. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company he has and shall become familiar with Holdings’ and the Subsidiaries’ trade secrets and with other Confidential Information concerning Holdings and the Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to Holdings and the Subsidiaries, and, therefore, Executive agrees that:

(i)

during the Employment Period and for a period thereafter of six (6) months (the “Noncompete Period”), he shall not (i) directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that derives at least 25% of its gross revenue from the business of providing behavioral healthcare and/or related services or (ii) directly or indirectly manage, control, participate in, consult with or render services specifically with respect to any unit, division, segment or subsidiary of any other business that engages in or otherwise competes with (or was organized for the purpose of engaging in or competing with) the business of providing behavioral healthcare and/or related services (provided that, this clause (ii) shall not be construed to prohibit Executive from directly or indirectly owning any interest in, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in any business activities with or for such business generally and, for the avoidance of doubt, not specifically with respect to such unit, division, segment or subsidiary), in each case, within any geographical area in which Holdings and the Subsidiaries engage in such businesses; provided that Executive shall not be subject to the restrictions set forth in this Section 7(a)(i) if the Employment Period is terminated by the Company without Cause or by Executive with Good Reason and for so long as the Company is in breach of its obligations under Section 4(b) and such breach is not the subject of a good faith dispute between the Company and Executive. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation; and

(ii)	during the Employment Period and for a period thereafter of twelve (12) months, Executive shall not shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business with, for or on behalf of Behavioral Centers of America (the “BCA Noncompete Period”); provided that Executive shall not be subject to the restrictions set forth in this Section 7(a)(ii) if the Employment Period is terminated by the Company without Cause or by Executive with Good Reason and for so long as the Company is in breach of its obligations under Section 4(b) and such breach is not the subject of a good faith dispute between the Company and Executive.

(b)	Non-Solicit. During the Employment Period and for a period thereafter of twelve (12) months (the “Nonsolicit Period”), Executive shall not directly or indirectly through another Person (other than on behalf of Holdings and the Subsidiaries) (i) induce or attempt to induce any employee or independent contractor of Holdings or the Subsidiaries to leave the employ or services of Holdings or the Subsidiaries, or in any way interfere with the relationship between Holdings and the Subsidiaries and any employee or independent contractor thereof, (ii) hire or seek any business affiliation with any person who was an employee or independent contractor of Holdings or the Subsidiaries at any time during the twelve (12) months prior to the Termination Date or (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Holdings or any Subsidiary to cease doing business with Holdings or such Subsidiary; provided that Executive shall not be subject to the restrictions set forth in this Section 7(b) if the Employment Period is terminated by the Company without Cause or by Executive with Good Reason and for so long as the Company is in breach of its obligations under Section 4(b) and such breach is not the subject of a good faith dispute between the Company and Executive; and provided further that the restrictions of this Section 7(b) shall not prohibit, limit or in any way interfere with Executive’s ability to hire or affiliate with Karen Prince or Robert Swinson.

3. Counterparts. This Amendment may be executed in one or more counterparts by the different parties on separate counterparts and each of which when so executed and delivered shall be an original document but all such counterparts shall together constitute one and the same instrument.

4. Conflict. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall supersede and be controlling. As modified in this Amendment, the terms of the Agreement shall continue in full force and effect.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the date first written above.

COMPANY:

Acadia Management Company, Inc.

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Its:	Vice President and Secretary

EXECUTIVE:

/s/ Norman K. Carter, III
Name: Norman K. Carter, III

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